NEWS RELEASE

FOR IMMEDIATE RELEASE                                Contact:  Brian H. Strom
January 14, 2004                                     916) 786-1118
                                                     President - CEO

                       SureWest to Undertake Investigation

(ROSEVILLE, CALIFORNIA) - SureWest Communications (Nasdaq: SURW) announced today that the results of a preliminary investigation, triggered by the December 17, 2003 resignation of an employee in the Company's Corporate Finance Group, indicate irregularities by the former employee in the Company's cash management and investment functions, and violations of the Company's investment policies. Based upon the preliminary investigation, at this time, approximately $2 million of the Company's assets remain outstanding without proper documentation. While the Company has received a recent representation that it will recover the $2 million shortly, it is unsure of the strength of the representation. If necessary, the Company intends to pursue all of its civil remedies to recover any shortfall, and is also investigating potential insurance recoveries.

The Audit Committee of the SureWest Board of Directors has launched a formal internal inquiry, and has retained independent legal counsel to conduct the inquiry with the assistance of forensic accountants. SureWest believes that the irregularities are limited to the 2003 calendar year. Given the preliminary nature of the investigation, and the recent launching of the formal inquiry, the Company is not yet able to assess the impact, if any, on the Company's previously filed financial statements. SureWest believes, however, that based upon all of the currently available information, any such effects would be limited to the financial statements filed in its quarterly reports in 2003.

In addition, the Company has engaged in multiple communications with its bank to assure the integrity of its cash management and investment functions, to preclude any future irregularities, and to gather additional information regarding the transactions at issue to assist in the investigation.

About  SureWest
With nearly 90 years in Northern  California,  SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital cable TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com

Safe  Harbor  Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in competition in markets in which the company operates, changes affecting the California economy in general and the Sacramento, California region in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation and unanticipated changes in the growth of the company's emerging businesses, including the PCS, Internet and CLEC operating entities.

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